Exhibit 10.20

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

JOINT VENTURE AGREEMENT

FOR "TEHK CITY" PRODUCTION

This Joint Venture Agreement (the "Agreement") is entered into as of December 9, 2025 (the "Effective Date") by and between Ambitious Entertainment Inc., a British Columbia corporation with its principal place of business at 12 Water Street, Suite 604, Vancouver, BC, Canada V6B 1A5 ("Company") on the one hand, and the team of Tracy Marrow, Kim Nazel, and Darren Brundage, collectively referred to herein as "Producer," with a notice address of: Mayra Simon c/o Ice Touring, Inc., P.O. Box 778, New York NY 10013. Each a "Party," and collectively, the "Parties."

RECITALS

WHEREAS, Producer owns all rights, title, and interest in and to the "Rights" (as defined below) and is interested in the development and production of an animated television series, "Tehk City", whether by broadcast or with a major streaming company ("Series"), with the possibility of subsequent productions, whether a feature-length motion picture or otherwise, based on the "Tehk City" characters and concepts, created and exclusively owned by Producer including, but not limited to, all underlying literary, creative, and other intellectual property and merchandising rights ("Rights") necessary for the development, production, and exploitation of the rights as a Series and/or subsequent production (the "Project"). It is understood and agreed that the Project must first be submitted to Universal Television per the terms of the existing agreement between them and Ice-T;

WHEREAS, Company and Producer entered into a Shopping Agreement on February 3, 2025 ("Shopping Agreement"), to jointly develop the Rights and to produce the Project as a Series and to jointly exploit other intellectual property as provided in the Rights;

WHEREAS, the Parties desire to form a joint venture to develop, market, and exploit the Project through a newly formed limited liability company ("LLC"), under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein, the Parties agree as follows:

1. FORMATION OF JOINT VENTURE

1.1 The Parties agree to jointly form a single-purpose limited liability company (the "LLC") under the laws of the State of California or other mutually agreed jurisdiction.

1.2 The LLC shall be equally owned by Company and Producer [redacted]

1.3 The LLC shall be managed jointly by Company and Producer, each having one vote, and all material creative, business, and financial decisions shall require mutual written consent. The Parties shall enter into a standard LLC operating agreement, to be negotiated in good faith upon establishment of the company containing these terms and those usual and customary for an agreement of this nature.

1.4 Intellectual property created by the parties pursuant to this joint venture including but not limited to the graphic novel, the website, the teleplay/episodics for the Series, as well as the trademark, shall be the subject of an exclusive license by Producer in favor of the LLC subject to the "Reversion" terms as defined below.

2. RESPONSIBILITIES OF THE PARTIES

2.1 Company's Responsibilities:

(a) Form and organize the LLC and file all necessary documentation.

(b) Invest approximately [redacted] payable to Arabian Prince, develop and host the venture website to promote the Series, products and the venture and approximately [redacted] payable to Tommy the Animator to create a graphic novel. These payments will be subject to separate agreements providing the budget, drawdowns and delivery schedules.

(c) Invest a TBD amount of dollars for the creation of dramatic vertical content to promote the venture and the Series.

(d) Provide executive producer and legal services from its personnel.

(e) Provide the federal trademark registration for the name Tekh City to also include product swag such as T-shirts, sweatshirts, hoodies, caps, athletic shoes and the like.

(f) Engage a writer to script the Series and pay all costs associated therewith.

(h) Collaborate in the promotion and social media marketing of the Product.

(g) Utilize best efforts to secure endorsements and influencer collaborations.

(i) Participate equally in creative and business decision-making.

(j) Participate equally in the creative design, development and manufacture of the swag, as well as its marketing and distribution.

(k) Company to procure all proper insurance and add Producer as additional insureds.

(l) Company to submit all proposed press releases, advertisements, publicity, marketing materials, etc. to Jorge Hinojosa for approval.

(m) Company shall adhere to the preexisting contractual credit commitments to Robert Rippberger as follows:

Rippberger will receive credit on screen on the project currently entitled "The Rise of Tehk City" and any version thereof, irrespective of title or format ("Project"). Rippberger's credit will be "Producer" in the event the Project is a film and "Executive Producer" in the event the Project is in any other format (including, without limitation, a series). The placement, size, duration, and font of Rippberger's credit will be the same as those afforded other entities receiving the same credit. The parties acknowledge and agree that all Project credits (including, for the avoidance of doubt any credit accorded to Company or its then members or managers, as the case may be) shall be subject to distributor or network (each, a "Financier") approval, as the case may be, which Company shall use good faith efforts to obtain. In the event Company is not able to secure the Financier's approval for the foregoing credit(s) (as applicable) and Rippberger is not so credited as described above, Company will pay or will cause the Financier to pay Rippberger as follows: (a) if the Project is a film the sum of [redacted] such sum to be paid on or before the date of completion of principal photography of the Project and (b) if the Project is a series, the sum of [redacted] for every season of the Project, such sum to be paid on or before the date of completion of photography of the first episode of any such season; provided, however, that in any event payment to Rippberger under subparagraphs (a) or (b) above shall be made no later than the date of Company's issuance of the initial press release (or any similar publicity-type announcement) for the Project, it being acknowledged and agreed that the foregoing requirement shall not apply in the case of Project-related press releases or publicity issued by or on behalf of any financier, distributor, network or other exhibitor of the Project nor in the case of any so-called "industry gossip" contained in publications such as Deadline Hollywood, etc.

(n) Company shall provide Producer with ongoing, timely, and meaningful consultation regarding all material matters relating to Company's investment in the LLC and the development, production, exploitation, and management of all LLC projects, including without limitation (i) the Series, (ii) short-form or vertical content, (iii) the creation, adaptation, and publication of any graphic novel or related transmedia content, and (iv) any ancillary or derivative works approved by the Parties. Such consultation shall include the opportunity for Producer to review, discuss, and comment upon material financial, decisions reasonably in advance of Company's final determination on such matters, with Company giving good-faith consideration to Producer's input.

2.2 Producer's Responsibilities:

(a) During the Term, contribute an exclusive license to be LLC for the intellectual property for the Tehk City name, the intellectual property to be jointly developed

pursuant to the terms herein and derivative branding based on the Tehk City Series, subject to the "Reversion" terms as defined hereunder.

(b) Promote the venture and Series across social media and in entertainment-related venues.

(c) Provide the executive producer, animation, music and on-air talent of its team and use its connections and influence to attach further character voiceover and music talent to the Series.

(d) Utilize reasonable good faith efforts to secure endorsements and influencer collaborations.

(e) Participate equally in creative and business decision-making.

(f) Participate equally in the creative design, development and manufacture of the swag, as well as its marketing and distribution.

(g) it is understood and agreed that Producer (and, for the avoidance of doubt Tracy Marrow in particular) shall not be responsible for providing any of the funding to develop and produce the Project including, without limitation, costs associated with forming the LLC, annual corporate fees, corporate taxes, etc.

3. COMPENSATION AND PROFITS

3.1 The LLC shall be owned [redacted] by Company and [redacted] by Producer with its profits split accordingly after the Company recoups its investment.

3.2 For the production of the Series, the executive producers' fixed compensation shall be split [redacted]

3.3 Profits from all ancillary productions, merchandise, and derivative products shall be split in the same manner.

3.4 Producer shall negotiate relevant talent agreements separately, which shall be their sole possession and not subject to the [redacted]

3.5 "Revenues" shall mean all gross receipts, proceeds, or other consideration of every kind and nature, whether in cash or in kind, derived directly or indirectly from the development, production, distribution, licensing, exhibition, sale, or other exploitation of the Series and any and all related or derivative works, intellectual property, or ancillary rights thereof, including but not limited to: (a) receipts from theatrical, non-theatrical, and broadcast distribution; (b) receipts from streaming, digital, and home entertainment exploitation; (c) receipts from merchandising, soundtrack, publishing, and ancillary rights; and (d) any tax incentives, subsidies, or rebates actually received by the LLC.

3.6 "Profits" shall mean the balance of Revenues remaining after deduction of all direct, verifiable, out-of-pocket production, marketing, distribution, and administrative expenses actually incurred and paid by the Company in connection with the Series and related properties, including, without limitation: (a) all development and production costs; (b) guild residuals, participations, and royalties; (c) collection agent and accounting costs; (d) sales agent and distributor fees and commissions; and (e) all other customary costs incurred in connection with the exploitation of the Series and related intellectual property. Profits shall be determined in accordance with generally accepted accounting principles (GAAP) consistently applied.

4. TERM AND TERMINATION

4.1 The term of this Agreement shall commence on the Effective Date and continue for four (4) years ("Term"). In the event that the Series has not commenced principal photography prior to the expiration of the Term erm, unless terminated earlier pursuant to the terms and conditions herein, the exclusive license granted to the LLC, and all of the intellectual property described herein to be developed by the LLC shall automatically revert to Producer subject to a lien for all of the Company-documented actual, direct, verifiable third-party expenses for the development of the intellectual property ("Reversion").

4.2This Agreement may be terminated at any time during the Term upon the occurrence of any of the following events: (a) the mutual written agreement of the Parties; (b) a material breach by either Party, provided that written notice of such breach is given to the breaching Party and such breach remains uncured for sixty (60) days after receipt of notice; or (c) the bankruptcy, insolvency, or assignment for the benefit of creditors of either Party. Upon termination, all rights in and to the underlying intellectual property licensed by Producer shall revert to Producer, subject to any existing commitments or licenses entered into by the LLC prior to termination, and any outstanding financial obligations shall be settled in accordance with the terms herein.

5. GOVERNING LAW; ARBITRATION

5.1 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

5.2 Any dispute arising from or relating to this Agreement shall be resolved exclusively by binding arbitration in Los Angeles, California, under the Commercial Arbitration Rules of the American Arbitration Association, with a single arbitrator to have had at least 10 years experience with entertainment industry disputes.

5.3 The prevailing Party shall be entitled to recover reasonable attorneys' fees and costs.

6. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other that: (a) it has full right, power, and authority to enter into and perform this Agreement and to grant the rights herein granted; (b) the execution and performance of this Agreement do not and will not conflict with or result in a breach of any other agreement to which it is a party; (c) it will comply with all applicable laws, rules, and regulations in connection with its performance hereunder; (d) it will not knowingly infringe upon or violate the rights of any third party; and (e) no consent or approval of any third party is required to execute or perform this Agreement.

7. MUTUAL INDEMNIFICATION

Each Party (the "Indemnifying Party") agrees to indemnify, defend, and hold harmless the other Party, its affiliates, officers, directors, employees, and agents (each, an "Indemnified Party") from and against any and all claims, demands, liabilities, damages, losses, costs, and expenses (including reasonable outside attorneys' fees and costs) arising out of or in connection with any breach by the Indemnifying Party of any representation, warranty, covenant, or obligation under this Agreement, or any negligent or willful act or omission by the Indemnifying Party in connection with this Agreement. The indemnification obligations set forth herein shall survive the termination or expiration of this Agreement.

8. MISCELLANEOUS

8.1 Entire Agreement. This Agreement constitutes the entire understanding between the Parties concerning the subject matter hereof and when fully executed supersedes the Shopping Agreement. This Agreement will be superseded by the LLC operating agreement but until such time, if ever, this Agreement shall remain in full force and effect.

8.2 Amendments. No amendment shall be valid unless in writing and executed by both Parties.

8.3 Independent Contractor Status. Nothing herein shall be construed to create a partnership (other than the joint venture LLC), employer-employee, or agency relationship between the Parties.

8.4 Counterparts; Digital Execution. This Agreement may be executed in counterparts, including electronic signatures, each of which shall constitute an original and all of which together shall constitute one instrument.

8.5 Notices. All notices shall be in writing and delivered by certified mail or email to the addresses first set forth above.

For Ice-T, copies of notices to Myman Greenspan Fox et al., 11601 Wilshire Blvd., Suite 2200, Los Angeles, CA 90025 Attn David Fox (dfox@mymangreenspan.com) and

Jennifer Grega (jgrega@mymangreenspan.com) and to Jorge Hinojosa, c/o Freemark Financial, 8383 Wilshire Blvd., Suite 1000, Beverly Hills, CA 90211 (jorgehinojosa@me.com)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

AMBITIOUS ENTERTAINMENT INC. ("Company")

By: DocuSigned by: KIRK SHAW E0B280C0A5574A5...

Name: Kirk Shaw

Title: Authorized Signatory

PRODUCER:

DocuSigned by: Tracy Marrow 6C0D32B6B21B42F...

Tracy Marrow

Signed by: Kim Nazel 9AAC671389C14E7...

Kim Nazel

DocuSigned by: 9B2BF3112F1E495...

Darren Brundage